Exhibit 99.1

Oceaneering Announces Record Quarterly Earnings

-	Earnings Increase 40% Year-Over-Year and Over 10% Sequentially

-	2007 EPS Guidance Range Raised to $3.15 - $3.25

-	2008 EPS Guidance of $3.50 - $3.80 Initiated

November 1, 2007 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record quarterly earnings. For the quarter ended September 30, 2007, on revenue of $485 million, Oceaneering generated net income of $53.9 million, or $0.96 per share.

Oceaneering reported revenue of $337 million and net income of $38.5 million, or $0.70 per share, for the third quarter of 2006. For the second quarter of 2007, Oceaneering reported revenue of $432 million and net income of $47.9 million, or $0.86 per share.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Revenues	$485,424	$337,263	$432,041	$1,261,469	$937,835
Gross Margin	$117,513	$88,225	$106,010	$303,125	$220,499
Operating Income	$85,605	$60,591	$76,298	$215,439	$146,454
Net Income	$53,853	$38,547	$47,873	$134,892	$94,650

Diluted Earnings Per Share	$0.96	$0.70	$0.86	$2.42	$1.72

Weighted Average Number of Diluted Shares	55,821	55,283	55,678	55,684	55,049

Higher operating income performances by Remotely Operated Vehicles (ROVs), Subsea Products, and Subsea Projects generated the earnings growth over the levels achieved in both the third quarter of 2006 and the second quarter of 2007. The ROV and Subsea Products improvements reflect Oceaneering’s business focus on deepwater and subsea completion activity. The Subsea Projects increase was attributable to additional work associated with Gulf of Mexico deepwater infrastructure and damage caused by hurricanes in 2005.

T. Jay Collins, President and Chief Executive Officer, stated, “We are very pleased with this quarter’s record results. Demand for our subsea services and products remained at a very high level and we continued to have strong operational execution. Year-to-date we have earned more net income than in all of last year and are on track to achieve earnings growth of 40% for the year 2007 over 2006.

“Earnings for the quarter were above our guidance range as our ROV, Subsea Products, and Subsea Projects business performed above what we had anticipated, with each achieving record quarterly operating income results.

“ROV operating income improved as our average revenue per day-on-hire surpassed $8,600. Our year-to-date ROV pricing is up over 15% and the number of ROV days on hire has increased by more than 10% compared to the first three quarters of 2006. Our ROV fleet utilization was 88%, equaling our record set during the third quarter of 2005.

“Subsea Products operating income rose on higher umbilical manufacturing throughput and continued growth in demand for our specialty subsea products. At quarter-end our backlog was $344 million, up from $281 million a year ago and down from $378 million last quarter.

“Subsea Projects operating income grew on the strength of hurricane damage-related project activity, particularly on the previously announced contracts to support platform decommissioning operations.

“Since our last quarterly earnings release our assessment for 2007 has improved and we now expect to achieve record EPS in the range of $3.15 to $3.25, a growth of approximately 40% over our 2006 record. For the fourth quarter, we are forecasting EPS of $0.73 to $0.83 in anticipation of normal seasonal demand declines for our Subsea Projects and Inspection services. Furthermore, two of our dive support vessels will be in drydock during a portion of the quarter undergoing regulatory inspections.

“We are forecasting EPS for 2008 in the range of $3.50 to $3.80. The 2008 growth in EPS is anticipated to be led by profit improvements from ROVs, due to higher average pricing and an increase in average fleet size, and Subsea Products, due to increased demand for all of our product line offerings. The operating income contribution from our Subsea Projects segment is projected to decline approximately $20 million. We anticipate decreasing demand for our diving and shallow-water vessel services as hurricane damage projects near completion. Additionally, four of our six company-owned vessels, including all three of our deepwater boats, will be temporarily out of service during the year undergoing regulatory drydock inspections.

“Looking beyond 2008, we anticipate demand for our deepwater services and products will continue to rise and, consequently, believe that our business prospects for the next several years are excellent.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of achieving the estimated record EPS range in 2007, with annual earnings growth of 40% over 2006; forecasted fourth quarter 2007 EPS range; forecasted 2008 EPS range; anticipation that 2008 earnings growth will be led by ROV and Subsea Products profit improvements and the factors expected to result in those improvements; projection that Subsea Projects operating income will decline in 2008, the estimated impact of that decline, and the factors expected to result in that decline; and the belief that beyond 2008 our business prospects for the next several years are excellent. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions.

Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for November 2, 2007 at 10:00 a.m. Central Time, can be heard at www.companyboardroom.com (enter ticker OII).

– Tables follow on next page –

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2007	Dec. 31, 2006
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $43,502 and $26,228)	$737,219	$523,645
Net Property and Equipment	615,930	523,707
Other Assets	222,616	194,670

TOTAL ASSETS	$1,575,765	$1,242,022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$367,851	$279,706
Long-term Debt	263,000	194,000
Other Long-term Liabilities	75,816	71,552
Shareholders’ Equity	869,098	696,764

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,575,765	$1,242,022

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2006	June 30, 2007	September 30,
				2007	2006
	(in thousands, except per share amounts)
Revenue	$485,424	$337,263	$432,041	$1,261,469	$937,835
Cost of Services and Products	367,911	249,038	326,031	958,344	717,336

Gross margin	117,513	88,225	106,010	303,125	220,499
Selling, General and Administrative Expense	31,908	27,634	29,712	87,686	74,045

Income from operations	85,605	60,591	76,298	215,439	146,454
Interest Income	316	130	137	568	260
Interest Expense, net	(4,400)	(3,528)	(3,972)	(11,502)	(9,450)
Equity Earnings of Unconsolidated Affiliates	1,022	2,482	1,052	3,263	10,715
Other Income (Expense), net	(69)	(1,213)	(205)	(242)	(2,400)

Income before income taxes	82,474	58,462	73,310	207,526	145,579
Provision for Income Taxes	28,621	19,915	25,437	72,634	50,929

Net Income	$53,853	$38,547	$47,873	$134,892	$94,650

Diluted Earnings per Share	$0.96	$0.70	$0.86	$2.42	$1.72
Weighted average number of common shares and equivalents	55,821	55,283	55,678	55,684	55,049

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended			For the Nine Months Ended
		Sept. 30, 2007	Sept. 30, 2006	June 30, 2007	Sept. 30, 2007	Sept. 30, 2006

		($ in thousands)
Remotely Operated Vehicles	Revenue	$141,887	$108,801	$130,219	$385,436	$296,389
	Gross margin	$45,712	$35,224	$42,364	$120,759	$93,664
	Operating income	$39,815	$30,160	$36,675	$103,983	$79,635
	Operating income %	28%	28%	28%	27%	27%
	Days available	18,779	16,921	18,068	53,856	49,160
	Utilization	88%	86%	87%	86%	85%

Subsea Products	Revenue	$145,186	$98,993	$117,311	$367,368	$265,326
	Gross margin	$40,172	$22,801	$30,552	$99,717	$58,717
	Operating income	$29,786	$15,422	$20,973	$71,383	$38,390
	Operating income %	21%	16%	18%	19%	14%
	Backlog	$344,000	$281,000	$378,000	$344,000	$281,000

Subsea Projects	Revenue	$82,989	$38,410	$68,575	$184,664	$122,519
	Gross margin	$31,118	$18,182	$25,524	$72,215	$53,642
	Operating income	$28,954	$16,790	$23,564	$66,588	$49,528
	Operating income %	35%	44%	34%	36%	40%

Inspection	Revenue	$58,182	$45,526	$55,417	$161,019	$121,494
	Gross margin	$10,483	$8,304	$11,144	$28,309	$21,720
	Operating income	$6,752	$4,828	$7,516	$17,749	$11,797
	Operating income %	12%	11%	14%	11%	10%

Mobile Offshore Production Systems	Revenue	$13,366	$12,767	$14,453	$38,843	$38,454
	Gross margin	$3,049	$4,055	$6,027	$12,474	$11,756
	Operating income	$2,657	$3,727	$5,640	$11,363	$10,971
	Operating income %	20%	29%	39%	29%	29%

Advanced Technologies	Revenue	$43,814	$32,766	$46,066	$124,139	$93,653
	Gross margin	$7,425	$5,028	$7,245	$20,545	$13,800
	Operating income	$4,139	$3,185	$5,028	$13,093	$7,799
	Operating income %	9%	10%	11%	11%	8%

Unallocated Expenses	Gross margin	$(20,446)	$(5,369)	$(16,846)	$(50,894)	$(32,800)
	Operating income	$(26,498)	$(13,521)	$(23,098)	$(68,720)	$(51,666)

TOTAL	Revenue	$485,424	$337,263	$432,041	$1,261,469	$937,835
	Gross margin	$117,513	$88,225	$106,010	$303,125	$220,499
	Operating income	$85,605	$60,591	$76,298	$215,439	$146,454
	Operating income %	18%	18%	18%	17%	16%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$66,504	$43,824	$60,795	$178,017	$134,346
Depreciation and amortization		$24,534	$20,594	$22,386	$68,666	$58,939

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